Mail Stop 4561

      							September 30, 2005


M. Dendy Young
GTSI Corporation
3901 Stonecroft Blvd
Chantilly VA 20151-1010

	Re:	GTSI Corporation
	Form 10-K for Fiscal Year Ended December 31, 2004
	Form 10-K/A for Fiscal Year Ended December 31, 2004
	Form 10-Q for Fiscal Quarter Ended March 31, 2005
	Form 10-Q for Fiscal Quarter Ended June 30, 2005
	File No. 000-19394

Dear Mr. Young:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Stephen Krikorian
								Accounting Branch Chief